Exhibit 4.4

FORWARD PHARMA A/S

Option Agreement

This Option Agreement (this "Agreement") is made and entered into effective as of __________ ___, 20___ by and between Forward Pharma A/S, company registration no. (CVR no.) 28865880, a public limited liability company duly incorporated and organized under the laws of the Kingdom of Denmark (the "Company"), and ________________, an employee of the Company (the "Participant").

Grant Date: __________ ___, 20___

Exercise Price per Ordinary Share (the “Exercise Price”): USD ________

Total Number of Ordinary Shares: __________ ___, 20___

Expiration Date: __________ ___, 20___

1.     Grant of Option.

1.1     Grant; Type of Option. The Company has on the Grant Date granted to the Participant an option (the "Option") to subscribe for the total number of Ordinary Shares set forth above, at the Exercise Price set forth above. The Option is being granted outside of the Company’s 2014 Omnibus Equity Incentive Compensation Plan (the "Plan"); however, unless otherwise specifically set forth herein, the Option will be governed in all respects as if issued under the Plan, as currently in effect and as may be amended hereafter from time to time, as well as this Agreement.

1.2    Consideration; Subject to Plan. The grant of the Option and its exercise are made subject to the terms and conditions of the Plan, which are incorporated herein by reference. Capitalized terms used but not defined herein will have the meaning ascribed to them in the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan (excluding any explicit deviations from the Plan provided for herein), the applicable terms and provisions of the Plan will govern and prevail to the extent permissible under applicable law.

2.     Exercise Period; Vesting

2.1     Vesting Schedule. Subject to the Participant’s continuing employment with the Company, a Subsidiary or an Affiliate on the applicable vesting date, the Option will become vested ______________________. The unvested portion of the Option will be cancelled for no compensation upon termination of the Participant's employment or other service relationship for any reason (a Termination of Service), and the vested portion of the Option shall be exercisable to the extent provided for in Section 9.6 of the Plan, provided however that the Committee may prior to the expiration of this Option, in its sole discretion, by written notice to the Participant decide that the vested portion of the Option shall remain exercisable as if a Termination of Service had not occurred (in which case the vested portion of the Option, subject to the terms and conditions set forth in the Plan and this Agreement, would be exercisable pursuant to Section 2.3 below).

2.2      Expiration. The Option will expire on the Expiration Date set forth above, or earlier as provided in this Agreement or the Plan.

2.3     Exercise Period. The Participant may, subject to the terms and conditions set forth in the Plan and this Agreement, exercise the Option during the period from __________ to __________.

2.4      Change in Control. If the Company consummates a Change in Control (as defined below) prior to the date that the Option is vested and exercisable in full and the Participant continues to be employed by or in other service relationship with the Company, a Subsidiary or an Affiliate through the date of such Change in Control, 100% of the unvested portion of the Option shall vest and become exercisable immediately prior to the consummation of such Change in Control. Notwithstanding anything in the Plan to the contrary, for purposes of this Agreement, “Change in Control” means any issue or sale or other disposal of securities of the Company following which Nordic Biotech K/S, Nordic Biotech Opportunity Fund K/S, NB FP Investment K/S, NB FP Investment II K/S and Rosetta Capital I, LP and all of their respective affiliates and associates, including without limitation any of their limited or general partners and any investment vehicles in which any such limited or general partners or their affiliates or associates may directly or indirectly participate (the “Controlling Shareholders”), no longer, directly or indirectly, collectively hold more than 50% of the combined voting power of the Company’s then outstanding securities, provided however that a liquidation of the Company, where the Controlling Shareholders following such liquidation, directly or indirectly, collectively continue to hold more than 50% of the combined voting power of Forward Pharma Operations ApS’ then outstanding securities, shall not constitute a Change in Control. For the avoidance of doubt, for the purposes of this Agreement Florian Schönharting and any entity controlled directly or indirectly by him, whether through one or more entities, is an affiliate of Nordic Biotech K/S, Nordic Biotech Opportunity Fund K/S, NB FP Investment K/S, NB FP Investment II K/S.

3.     Manner of Exercise. To exercise any portion of the Option, the Participant (or in the case of exercise after the Participant’s death or incapacity, the Participant’s executor, administrator, heir or legatee, as the case may be) must deliver to the Company a notice of intent to exercise in the manner designated by the Committee and pay the Exercise Price and any applicable taxes. For the avoidance of doubt, the exercise of the Option shall occur on the date the Participant meets all of the requirements of this Section 5. If someone other than the Participant exercises the Option, then such person must submit documentation reasonably acceptable to the Company verifying that such person has the legal right to exercise the Option.

4.     Transferability. Except with the prior written consent of the Committee in its sole discretion, the Option is not transferable in whole or part by the Participant other than to a designated beneficiary upon the Participant’s death or by will or the laws of descent and distribution, and is exercisable during the Participant’s lifetime only by her (or her legal guardian in the event of the Participant’s incapacity). No assignment or transfer of the Option in whole or part, or the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except to a designated beneficiary, upon death, by will or the laws of descent or distribution or with the Committee’s prior written consent) will vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Option will be forfeited with no compensation due therefor and this Agreement will terminate and have no further force or effect.

5.    Tax Liability and Withholding. The Participant shall satisfy any and all requirements and obligations relating to applicable taxes. Without limiting the generality of the foregoing, the Company, its Subsidiaries and Affiliates shall not be responsible for withholding any income tax, social security, unemployment, disability insurance or other tax obligations that become due from the Participant in connection with the grant or exercise of the Option, and the Participant shall indemnify the Company, its Subsidiaries and Affiliates against all expenses relating to any obligation imposed by law on the Company, its Subsidiaries and Affiliates in respect of any such taxes.

6.     Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Company’s Chief Executive Officer at the Company’s principal corporate offices. Any notice required to be delivered to the Participant under this Agreement shall be in writing and addressed to the Participant at the Participant’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

7.     Effect of Changes in Capitalization. Notwithstanding the provisions of Section 10.1 of the Plan to the contrary, the first sentence of Section 10.1 of the Plan shall apply to this Option in the event of a change in the Company’s capital structure by reason of (a) the issuance of bonus shares of the Company (in Danish “fondsaktier”) to all of the Company’s shareholders on a pro rata basis in accordance with their ownership interest, (b) dividends or (c) a capital decrease where amounts distributed to shareholders do not equal the market value of the shares being redeemed as part of the capital decrease. The provisions of this Section 9 are intended to protect the Participant from any dilution of the financial value of her ownership interest that may occur as a result of a change in the Company’s capital structure described in this Section 7. For the avoidance of doubt, the Committee may make those adjustments it determines, in its discretion, are necessary to protect the Participant’s interest as described herein.

8.     Governing Law and Venue. This Agreement will be construed and interpreted in accordance with the laws of the Kingdom of Denmark and any legal suit, action or proceeding against us arising out of or based upon this Agreement shall be exclusively instituted in a Danish court.

9.    Danish Corporate Law Implementation. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of any document or part of any document executed and delivered with the purpose of implementing the terms and provisions of this Agreement under Danish company law, the terms and provisions of this Agreement will govern and prevail.

10.   Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom this Agreement may be transferred by will, the laws of descent or distribution or otherwise.

11.   Entire Agreement; Survival; Amendment. The terms, conditions and restrictions set forth in the Plan and this Agreement constitute the entire understanding between the parties hereto regarding the Option and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof. The Committee has the right to amend, alter, suspend, discontinue or cancel this Agreement, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Participant’s material rights under this Agreement without the Participant’s consent. Section headings herein are for convenience only and have no effect on the interpretation of this Agreement. The provisions of this Agreement that are intended to survive termination of a Participant’s service shall survive such date (Termination of Service).

12.   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

13.   Consent to Transfer of Personal Data. In administering the Plan or this Agreement, or to comply with applicable legal, regulatory, tax, or accounting requirements, it may be necessary for the Company to transfer certain Participant data to an affiliate or to its outside service providers or governmental agencies. By accepting the Option, the Participant consents, to the fullest extent permitted by law, to the use and transfer, electronically or otherwise, of the Participant’s personal data to such entities for such purposes.

14.   Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof and hereof, and accepts the Option subject to all of the terms and conditions of the Plan and this Agreement, including, without limitation, Sections 12 (“No Right to Award, Employment or Service”) and 18 (“Recoupment”) of the Plan. Participant agrees to accept as binding, conclusive and final all decisions or interpretations of the Board (or any person(s) to whom the Board has delegated its authority pursuant to the Plan) upon any questions arising under the Plan or this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FORWARD PHARMA A/S

By:

Name: Title:

PARTICIPANT

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